Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report Form 40-F of Research In Motion Limited [the “Company”] for the year ended March 3, 2012 of our reports dated April 9, 2012 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

We also consent to the incorporation by reference in the Registration Statements Form S-8 Nos. 333-85294, 333-100684, 333-150470 and 333-177149 pertaining to the Company’s stock option plans of our reports dated April 9, 2012 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

Kitchener, Canada,	Chartered Accountants
April 9, 2012.	Licensed Public Accountants